Exhibit 99.1

TransEnterix Announces Kitakyushu General Hospital in Japan to Initiate a Senhance Digital Laparoscopy Program

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--Jan. 29, 2020-- TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced that the Kitakyushu General Hospital, a hospital in southwestern Japan, has entered into an agreement to lease and utilize a Senhance® System.

“We are excited to partner with Kitakyushu General Hospital to build its Senhance Digital Laparoscopy Program,” said Anthony Fernando, president and chief executive officer at TransEnterix. “We believe the Senhance System, with its digital laparoscopic interface and responsible economics, is a great fit for the Japanese market. With our first system at Saitama Medical University and now a second system with Kitakyushu General Hospital, we are building the foundation for future Senhance success in Japan.”

Kitakyushu General Hospital is a prestigious institution and is recognized as one of the major hospitals in Kitakyushu. It offers both advanced and emergency medical care and is a core part of the Kitakyushu Hospital Group. It is a 360-bed facility that contains a critical care center and is the only general hospital in the Kitakyushu Hospital Group.

“Improving patient care through innovative technologies is important to our hospital,” said Dr. Naoki Nagata, President of Kitakyushu General Hospital. “Senhance will be a welcome addition to our minimally invasive surgery program, leveraging our existing laparoscopic skill sets, enabling maximum precision, visualization and control during delicate surgeries and doing so with cost-effective technology, which addresses the need to minimize healthcare costs.”

The Senhance® Surgical System is the first and only digital laparoscopic platform designed to maintain laparoscopic MIS standards while providing digital benefits such as haptic feedback, robotic precision, eye-sensing camera control, comfortable ergonomics, advanced instrumentation including, 3 mm microlaparoscopic instruments, eye-sensing camera control and reusable standard instruments to help maintaining per-procedure costs similar to traditional laparoscopy.

The Senhance Surgical System was approved for use by the Japanese Ministry of Health, Labor and Welfare (MHLW) in 2019, and has the broadest procedural reimbursement of any abdominal robotic surgery platform in Japan, which applies to 98 benign and malignant laparoscopic procedures across general, colorectal, gynecologic, pediatric and urologic surgeries at reimbursement rates equivalent to traditional laparoscopy in Category A1.

Japan is the second-largest medical device market in the world, valued at over $40 billion annually, including over $5 billion in capital equipment spending. There are more than 8,400 hospitals in Japan, of which approximately 80% are private entities. Japanese laparoscopic penetration in surgery is among the highest in the world. The central government has implemented cost containment initiatives in recent years and has approached recent procedure approvals for robotics by establishing reimbursement at the same rate as traditional laparoscopy, which places a high emphasis on procedure cost to influence adoption.

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today's value-based healthcare environment. The Company is focused on the commercialization of the Senhance Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU, Japan and select other countries. For more information, visit www.transenterix.com.

Forward-Looking Statements

This press release includes statements relating to the Senhance System and the Kitakyushu General Hospital initiating a program with the Senhance System. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the Senhance System, with its digital laparoscopic interface and responsible economics, will be a great fit for the Japanese market, and whether the placement of a Senhance System with Kitakyushu General Hospital, following a placement at Saitama Medical University, will build a foundation for future Senhance success in Japan. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For TransEnterix, Inc.
Investor Contact:
Mark Klausner, +1 443-213-0501
invest@transenterix.com

or

Media Contact:
Terri Clevenger, +1 203-682-8297
terri.clevenger@icrinc.com